Exhibit 99.1
ISBA Announces Third Quarter 2016 Dividend
Mt. Pleasant, Michigan, August 29, 2016 - Isabella Bank Corporation (OTCQX:ISBA), announced today that the Board of Directors of the Corporation declared a third quarter cash dividend of $0.25 per common share at its regular meeting held on August 24, 2016. The dividend will be payable on September 30, 2016 to shareholders of record as of September 27, 2016. The closing stock price for ISBA on August 24, 2016 was $27.75. Based on the Corporation's average stock price of $27.74 for the month of July 2016, the annualized cash dividend yield was 3.60%.
“I am pleased to announce our third quarter cash dividend which represents a 4.17% increase over the cash dividend paid for the third quarter of 2015. We are committed to providing shareholder value which has been evidenced by our 34 consecutive years of dividend growth” commented Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation.

Headquartered in Mt. Pleasant, Michigan, Isabella Bank Corporation is the bank holding company for Isabella Bank. Founded in 1903 with a focus on community banking, Isabella Bank operates 29 banking offices in seven counties including Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.